RPX Corporation
Compensation Program for Non-Employee Directors

A.	Cash Compensation

1.	Directors will not receive any cash compensation for their service on the Board of Directors (the “Board”) or Board committees.

2.	The reasonable expenses incurred by directors in connection with attendance at Board and Board committee meetings will be reimbursed upon submission of appropriate documentation.

B.	Equity Compensation

1.
Initial award of restricted stock units (“RSUs”) with a target value of $135,000. The RSUs will vest in equal annual installments over 3 years of continuous service, with immediate full vesting in the event of a change in control of the Company. The Board or Compensation Committee will grant the RSUs under the Company's 2011 Equity Incentive Plan (the “EIP”) to newly elected directors in conjunction with the non-employee director's initial appointment or election to the Board. A non-employee director who previously was an employee of the Company will not receive an initial award.

2.
Annual award of RSUs with a target value determined based on Board and committee service as set forth in the table below. The RSUs will vest in full on the earlier of the one-year anniversary of the date of grant or on the date of the following year's Annual Meeting of Stockholders, provided the director remains in continuous service through the applicable vesting date, with immediate full vesting in the event of a change in control of the Company. The Board or Compensation Committee will grant the RSUs under the EIP in conjunction with the Company's Annual Meeting of stockholders. A non-employee director who previously was an employee is eligible for annual awards. A non-employee director who joined the Board within 12 months prior to an Annual Meeting will receive a pro-rated annual award, with the target value determined based on the number of whole months of Board service provided during the prior 12-month period.

Board service	$120,000
plus (as applicable):
Audit Committee chair	$20,000
Other Audit Committee members	$9,000
Compensation Committee chair	$10,000
Other Compensation Committee members	$5,000
Nominating & Corporate Governance chair	$8,500
Other Nominating & Corporate Governance members	$4,250
Lead Independent Director	$20,000

C.	General

1.
The number of RSUs subject to each initial and annual grant will be determined by dividing the target value of a director's grant by the then current denominator for RSUs as established from time to time by the Compensation Committee. The Compensation Committee will determine the value of the denominator at least quarterly based on the average value of the Company's common stock for the previous quarter.

2.	All RSUs will be settled by issuing shares upon vesting, unless a deferral program is adopted.